Acquisition of Carroll Bancorp, Inc.

March 6, 2020

Legal Disclaimer

Forward-Looking Statements

Certain statements in this report may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," and "will" and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, risks related to the satisfaction of the conditions to closing the acquisition in the anticipated timeframe or at all, including risks related to the failure to obtain necessary regulatory and Carroll stockholder approvals, the Company's failure to close on the Holding Company Loan, and the possibility that the Merger does not close, including in circumstances in which Carroll would be obligated to pay the Company a termination fee or other expenses and vice versa; risks related to the ability to realize the anticipated benefits of the acquisition, including the possibility that the expected synergies from the proposed Merger will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships; negative effects of this announcement or the consummation of the proposed acquisition on the market price of the Company's common stock; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition; other business effects, including the effects of industry, market, economic, political or regulatory conditions; future interest rates; changes in tax laws, regulations, rates and policies; competitive developments; and other risk factors detailed from time to time in the Company's filings with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company and Carroll expressly disclaim any current intention to update publicly any forward-looking statement after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Additional Information

In connection with the Merger, Carroll will mail or otherwise provide to its stockholders a proxy statement regarding the proposed Merger. Carroll stockholders are urged to read the proxy statement regarding the Merger in its entirety when it becomes available and any information or documents that the Company may file with the SEC, including any information and documents incorporated therein by reference, because they will contain important information about the Merger, Carroll and the Company.

Transaction Rationale

Strategically Compelling

- Expands presence in Carroll County, entry into attractive Eldersburg market
- Enhances scale with pro forma total assets in excess of $620 million
- Long-standing, core community bank established in 1870

Financially Attractive

- Projected 30% earnings per share accretion[1]
- Meaningful expense savings opportunities
- Pro forma company to remain well capitalized

Mitigated Risks

- Familiarity with Carroll's bankers, customers, and communities
- Conducted extensive due diligence review
- Similar customer-focused cultures

FARMERS & BANK MERCHANTS

1) Once cost saves fully realized.
Note: Pro forma total assets based on financial data as of December 31, 2019 and excludes purchase accounting adjustments.
Source: Company Documents, S&P Global Market Intelligence.

Transaction Terms

Structure	Acquisition of Carroll Bancorp, Inc. ("Carroll")
Transaction Value	Aggregate transaction value of $25.0 million
Consideration	100% cash consideration
Tax Treatment	Tax-free reorganization at corporate level
Required Approvals	Shareholder approvals for Carroll Customary regulatory approvals
Expected Closing	Second half of 2020
Transaction Multiple	Price / Tangible Book Value[1]: 137% (Compared to 158% for all banks sold in 2019)[2]

FARMERS & BANK MERCHANTS

1) Based on Carroll Bancorp Inc. tangible common equity of $18,190,983 as of December 31, 2019.
2) Based on all bank transactions announced in 2019 where pricing information was publicly disclosed.
Source: S&P Global Market Intelligence and Carroll Company Management.

Overview of Carroll Community Bank

Company Overview

Headquarters:	Eldersburg, MD
Year Bank Founded:	1870
Chief Executive Officer:	Russell J. Grimes Jr.
Parent Company:	Carroll Bancorp, Inc.
Total Branches:	3
Employees:	34

Deposit Market Share: Carroll County

Rank	Institution	Market Share (%)	Deposits in Market ($000s)	Number of Branches
1	Truist Bank	31.0	1,197,494	13
2	PNC Bank NA	24.4	942,750	8
3	Manufacturers and Traders Trust Co.	10.9	420,196	6
4	Bank of America NA	8.6	333,319	3
5	ACNB Bank	7.6	293,845	7
6	Wells Fargo Bank NA	5.0	193,484	2
7	**Carroll Community Bank**	**3.5**	**133,871**	**2**
8	Farmers and Merchants Bank	3.5	133,352	4
9	Capital One NA	2.1	81,172	1
10	WesBanco Bank Inc.	2.0	76,273	2
	Total for Institutions in Market		**3,859,932**	**49**

Financial Highlights

Total Assets: *($MM)*	$184
Gross Loans: *($MM)*	$153
Total Deposits: *($MM)*	$144
Net Income: *($MM, LTM)*	$0.3
ROAA: *(LTM)*	0.18%
NPA / Assets: *(MRQ)*	1.88%
Efficiency Ratio: *(LTM)*	94.1%

Carroll Company Highlights

- Established presence in Eldersburg, MD market with over $100 million in total deposits
- Long-standing institution founded in 1870
- #7 deposit market share in Carroll County, MD

FARMERS & BANK MERCHANTS

Note: Financial Highlights data as of December 31, 2019 and excludes purchase accounting adjustments. Deposit Market Share data as of June 30, 2019.
Source: S&P Global Market Intelligence.

Combined Company

Pro Forma Map



Taneytown
Franklinville
Reisterstown
Woodville
Randallstown
Towson
Parkville
Essex
Green Valley
Baltimore
Damascus
Ellicott City
Dundalk
Columbia
Elkridge
Patapsco
Germantown
Olney
Glen Burnie
Gaithersburg
South Gate
Laurel
Fort Meade
Rockville
Severna Park
Silver Spring
Greenbelt
Arnold
Potomac
Crofton
DISTRICT OF COLUMBIA
Bowie
Oakton
Washington
Fairfax
Glassmanor
Branch Key:
FARMERS & BANK MERCHANTS
Carroll Community Bank

Pro Forma Financial Highlights

Assets	$626 million
Loans	$512 million
Deposits	$521 million
Loans / Deposits	98%

Pro Forma Rankings

Deposit Market Share: Carroll County	**# 6**
Deposit Market Share: State of Maryland	**# 25**
Total Deposits: State of Maryland[1]	**# 14**

FARMERS & BANK MERCHANTS

Note: Pro Forma Financial Highlights data as of December 31, 2019 and excludes purchase accounting adjustments. Pro Forma Deposit Market Share data as of June 30, 2019.

1. Based on commercial banks headquartered in the state of Maryland ranked by total deposits as of December 31, 2019.

Source: S&P Global Market Intelligence and Carroll Company Management.

Due Diligence

- Outside firm hired to conduct in-depth loan review
- Reviewed over 50% of all commercial loans and commercial mortgages
- Conservative estimated loan mark of 2.1%
- Reviewed key aspects of Carroll's loan portfolio
  - Relationships with commercial loans and/or commercial mortgages having balances or commitments of $1 million or greater
  - Sample of borrowers with outstanding loan balances less than $1 million
  - All loans rated substandard or worse
  - All loans past due 30 days or more
  - All internally classified residential mortgages

Acquisition of Carroll Bancorp, Inc.

March 6, 2020